Exhibit 10.8

Summary of Non-Employee Director and Named Executive Officer Compensation Arrangements

Director Compensation

The following table sets forth current rates of cash compensation for non-employee directors:

Annual Retainer:
Chairman	$75,000
Non-employee directors other than Chairman	$24,000
Committee Chair Annual Retainer:
Audit Committee	$12,000
Compensation Committee	$6,000
Nominating and Governance Committee	$6,000
Board Meeting Attendance Fees	$1,500
Committee Meeting Attendance Fees	$1,500

In addition to cash compensation, under the terms of our Stock Appreciation Rights Plan non-employee directors receive an annual award of 2,700 stock appreciation rights. Non-employee directors received an award of 5,000 stock appreciation rights when the Stock Appreciation Rights Plan was approved at the 2004 Annual Meeting of Shareholders and each new director will receive an award of 5,000 stock appreciation rights upon initial election by the shareholders. The price and terms of stock appreciation rights are established by our Board of Directors’ Compensation Committee. Stock appreciation rights are historically granted at the reported market value of a Cascade share at the grant date, become exercisable on an annual basis ratably over four years, and have a 10-year term.

Non-employee directors are also reimbursed for travel and other expenses attendant to membership on the Cascade board.

Executive Compensation

Base Salary.   All of Cascade’s named executive officers are at-will employees whose compensation and employment status may be changed at any time by the Board of Directors. Base salary increases are determined annually by the Board of Directors and become effective on February 1 of each year. The following table sets forth the current base salaries of Cascade’s executive officers and their titles as of the date of filing of Cascade’s Form 10-K for the fiscal year ended January 31, 2007:

Named Executive Officer	Fiscal 2008 Base Salary
Robert C. Warren, Jr., President and Chief Executive Officer	$500,000
Terry H. Cathey, Senior Vice President and Chief Operating Officer	290,000
Richard S. Anderson, Senior Vice President and Chief Financial Officer	290,000
Gregory S. Anderson, Senior Vice President-Human Resources	200,000
Joseph G. Pointer, Vice President-Finance	200,000

Annual Incentive.   The named executive officers are also eligible to receive an incentive payment following the end of each fiscal year under an executive incentive plan approved by Cascade’s Board of Directors. Fiscal 2007 incentives approved for the executive officers are shown in the following table:

Named Executive Officer	Fiscal 2007 Incentive
Robert C. Warren, Jr., President and Chief Executive Officer	$579,600
Terry H. Cathey, Senior Vice President and Chief Operating Officer	324,000
Richard S. Anderson, Senior Vice President and Chief Financial Officer	324,000
Gregory S. Anderson, Senior Vice President-Human Resources	198,000
Joseph G. Pointer, Vice President-Finance	198,000

Annual executive incentive payments are structured to encourage the building of shareholder value by maximizing Cascade’s pre-tax income. The incentive payments of the executives named above were made under an executive incentive plan for the fiscal year ended January 31, 2007, under which the executives were eligible to receive a specified percentage (depending on position) of pre-tax income before non-recurring items, incentive payments and certain other expenses (“IBT”) if IBT exceeded $36 million. The percentage of IBT each executive was entitled to receive increased if IBT exceeded $45 million, and increased again if IBT exceeded $65 million. Annual incentive payments are limited to a maximum award amount for each executive,  IBT for fiscal 2007 was $69.3 million, resulting in incentive payments to all eligible executive officers of 100% of the maximum amount participants could have received, with the exception of Mr. Warren, who suggested to the Compensation Committee and the Board of Directors that his incentive payment be adjusted downward by 10% due to results from Cascade’s European operations that were below expectations.

Long-term Incentive.   The third component of executive compensation for Cascade’s executive officers is long-term incentive awards. Long-term incentive awards granted in fiscal 2007 consisted of awards of stock appreciation rights under our Stock Appreciation Rights Plan. The stock appreciation rights were granted with an exercise price equal to the fair market value of Cascade’s common stock on the date of the award, have a term of 10 years and become exercisable ratably over four years.

The number of stock appreciation rights awarded to named executive officers in fiscal 2007 are shown in the following table:

Named Executive Officer	Stock Appreciation Rights Awarded in Fiscal 2007
Robert C. Warren, Jr., President and Chief Executive Officer	3,500
Terry H. Cathey, Senior Vice President and Chief Operating Officer	25,000
Richard S. Anderson, Senior Vice President and Chief Financial Officer	25,000
Gregory S. Anderson, Senior Vice President-Human Resources	25,000
Joseph G. Pointer, Vice President-Finance	17,500

Benefit Plans and Other Arrangements.   Executive officers are also eligible to participate in Cascade’s broad-based benefit programs generally available to all salaried employees, including health, disability, life insurance and defined contribution retirement plan. The executives also receive certain perquisites offered by Cascade including the use of company automobiles and tax reimbursements related thereto.

Messrs. Warren, Cathey, and R.S. Anderson are each a party to a Severance Agreement with Cascade, which are Exhibits 10.3, 10.2, and 10.1, respectively, to Cascade’s Form 10-K for fiscal 2007.